EXHIBIT 99.1
RALPH LAUREN REPORTS FIRST QUARTER FISCAL 2022 RESULTS
•First Quarter Reported Revenues Increased 182% to $1.4 Billion, Exceeding Expectations Led by North America and Europe
•Global Digital Ecosystem Accelerated to More than 80% Growth While Owned Digital Commerce Grew More Than 45% to Last Year, with Continued Digital Operating Margin Expansion of 1,400 Basis Points to Fiscal 2020
•First Quarter Average Unit Retail Increased 17% Driven by Continued Brand Elevation and Strong Spring ’21 Full-Priced Selling
•Operating Margin of 16.0% on a Reported Basis and 16.8% on an Adjusted Basis Represents Highest First Quarter Adjusted Margin Since Fiscal 2014 with Better Than Expected Gross Margins and Operating Expense Leverage Despite Higher Marketing Investments
•Full Year Fiscal 2022 Outlook Raised with Constant Currency Revenues Now Expected to Grow 25% to 30% on a 53-Week Basis and Adjusted Operating Margin Expected in the Range of 12.0% to 12.5%
NEW YORK -- (BUSINESS WIRE) -- August 3, 2021 -- Ralph Lauren Corporation (NYSE:RL), a global leader in the design, marketing, and distribution of premium lifestyle products, today reported earnings per diluted share of $2.18 on a reported basis and $2.29 on an adjusted basis, excluding restructuring-related and other net charges for the first quarter of Fiscal 2022. This compared to earnings per diluted share of ($1.75) on a reported basis and ($1.82) on an adjusted basis, excluding restructuring-related and other net charges for the first quarter of Fiscal 2021.
"Quality, a sense of timelessness and a feeling of optimism inspire everything we create," said Ralph Lauren, Executive Chairman and Chief Creative Officer. "I cannot think of a time when these values have felt more essential or relevant as the world looks forward to a future marked by hope and possibility."

"Against the backdrop of stronger than expected re-openings across North America and Europe, our teams delivered exceptional performance this quarter," said Patrice Louvet, President and Chief Executive Officer. "Our timeless brand is resonating strongly with consumers around the world, and the breadth of our lifestyle portfolio is enabling us to deliver products that meet evolving consumer tastes and demand as we progressively emerge from the pandemic. Even as we continued to manage through COVID-related challenges in select markets and in our global supply chain, we are back on offense and excited about our future growth opportunities."
Key Achievements in First Quarter Fiscal 2022
As we continued to navigate a volatile global retail environment, we delivered the following highlights across our strategic priorities in the first quarter of Fiscal 2022:
•Win Over a New Generation of Consumers
◦Drove strong consumer engagement with first quarter highlights centered around our Summer of Sports including: our sponsorship of Team USA at this summer’s Tokyo Olympics, Wimbledon, and our first collection in partnership with Major League Baseball. We also announced our launch as the official outfitter of G2 Esports, a groundbreaking new partnership in fashion and gaming
◦Accelerated marketing investments as planned, with first quarter spend more than doubling to last year and up nearly 40% compared to first quarter Fiscal 2020 levels. Increased investments focused on supporting new customer acquisition, digitally-amplified brand campaigns and resumption of local in-store activations as markets reopened around the world
•Energize Core Products and Accelerate Under-Developed Categories
◦Continued to drive our brand elevation strategy across every region with AUR growth of 17% in the first quarter, on top of 25% growth in the prior year. All geographies exceeded our long-term targets of low- to mid-single digit annual AUR growth, led by 39% growth in North America on improved quality of sales and distribution
◦Leveraged our icons and the breadth of our lifestyle brand to deliver the right balance of core and seasonal new products as regions emerged from the pandemic, while also continuing to develop high-potential categories led this quarter by outerwear, denim, footwear and home
•Drive Targeted Expansion in Our Regions and Channels
◦Delivered strong growth across every region in the first quarter led by our sales recovery in North America and Europe, particularly in wholesale. Asia performed in-line with our expectations, with stronger performance in China and Korea more than offsetting extended COVID-19-related restrictions in Japan, our largest market in the region
◦Continued momentum in the Chinese mainland, with first quarter sales increasing more than 50% to last year and more than 70% compared to first quarter Fiscal 2020 in constant currency. Ralph Lauren opened its first digital-forward "Emblematic" retail concept partnering with Tencent in Beijing during the quarter, supporting our key city ecosystem strategy in the region
•Lead With Digital
◦Global digital ecosystem revenues accelerated to more than 80% growth in the first quarter despite traffic starting to return to physical stores, with momentum across both owned and wholesale digital channels globally and led by improvement in North America
◦First quarter operating margin in our owned digital business expanded 70 basis points to last year and more than 1,400 basis points to first quarter Fiscal 2020 and were accretive to total company margin rate
•Operate With Discipline to Fuel Growth
◦Adjusted operating margin expanded to 16.8% in the first quarter, compared to (35.7%) last year, driven by significantly better operating expense leverage on stronger revenues, more than offsetting increased marketing investments
◦Committed to achieving net zero greenhouse gas emissions by 2040 as part of our 2021 Design the Change report, along with establishing new targets around circularity and diversity and inclusion
◦Completed the sale of Club Monaco to Regent at the end of the first quarter as planned, with Chaps on track to transition to a licensed business in second quarter Fiscal 2022, enabling our teams to focus our resources on our core brands as part of our Next Great Chapter elevation strategy

First Quarter Fiscal 2022 Income Statement Review
Net Revenue. In the first quarter of Fiscal 2022, revenue increased by 182% to $1.4 billion on a reported basis and was up 176% in constant currency. Foreign currency favorably impacted revenue growth by approximately 650 basis points in the first quarter.
Revenue performance for the Company's reportable segments in the first quarter compared to the prior year period was as follows:
•North America Revenue. North America revenue in the first quarter increased 301% to $662 million. In retail, comparable store sales in North America were up 176%, with a 278% increase in brick and mortar stores and a 51% increase in digital commerce. North America wholesale revenue increased to $250 million compared to $23 million in the prior year period.
•Europe Revenue. Europe revenue in the first quarter increased 194% to $355 million on a reported basis and increased 179% in constant currency. In retail, comparable store sales in Europe were up 98%, with a 154% increase in brick and mortar stores and a 23% increase in digital commerce. Europe wholesale revenue increased 344% on a reported basis and increased 324% in constant currency.
•Asia Revenue. Asia revenue in the first quarter increased 68% to $288 million on a reported basis and 61% in constant currency. Comparable store sales in Asia increased 43%, with a 43% increase in our brick and mortar stores and a 42% increase in digital commerce.
Gross Profit. Gross profit for the first quarter of Fiscal 2022 was $968 million and gross margin was 70.3%. Adjusted gross margin was 69.8%, 200 basis points below the prior year on a reported basis and down 260 basis points in constant currency due to unusual mix benefits in the prior year period from COVID-19-related store closures across North America and Europe. Compared to first quarter Fiscal 2020, adjusted gross margins expanded 530 basis points on a reported basis on strong average unit retail growth.
Operating Expenses. Operating expenses in the first quarter of Fiscal 2022 were $747 million on a reported basis. On an adjusted basis, operating expenses were $729 million, up 39% to last year, primarily driven by higher compensation and rent expense following stores closures and staff furloughs due to COVID-19 in the prior year period, along with increased marketing investments as planned. Adjusted operating expense rate was 53.0%, compared to 107.5% in the prior year period.
Operating Income. Operating income for the first quarter of Fiscal 2022 was $221 million and operating margin was 16.0% on a reported basis. Adjusted operating income was $231 million and operating margin was 16.8%, 5,250 basis points above the prior year. Operating income for the Company’s reportable segments in the first quarter compared to the prior year period was as follows:
•North America Operating Income. North America operating income in the first quarter was $186 million on a reported basis and $178 million on an adjusted basis. Adjusted North America operating margin was 26.9%, up 5,120 basis points to last year.
•Europe Operating Income. Europe operating income in the first quarter was $95 million on a reported basis and $94 million on an adjusted basis. Adjusted Europe operating margin was 26.4%, up 4,120 basis points to last year. Foreign currency favorably impacted adjusted operating margin rate by 40 basis points in the first quarter.

•Asia Operating Income. Asia operating income in the first quarter was $60 million on a reported basis and $61 million on an adjusted basis. Adjusted Asia operating margin was 21.3%, up 1,390 basis points to last year. Foreign currency favorably impacted adjusted operating margin rate by 130 basis points in the first quarter.
Net Income (Loss) and EPS. Net income in the first quarter of Fiscal 2022 was $165 million, or $2.18 per diluted share on a reported basis. On an adjusted basis, net income was $172 million, or $2.29 per diluted share. This compared to a net loss of $128 million, or ($1.75) per diluted share on a reported basis, and a net loss of $133 million, or ($1.82) per diluted share on an adjusted basis, for the first quarter of Fiscal 2021.
In the first quarter of Fiscal 2022, the Company had an effective tax rate of approximately 22% on both a reported basis and an adjusted basis. This compared to an effective tax rate of approximately 26% on both a reported basis and an adjusted basis in the prior year period.
Balance Sheet and Cash Flow Review
The Company ended the first quarter of Fiscal 2022 with $3.0 billion in cash and investments and $1.6 billion in total debt, compared to $2.7 billion and $1.9 billion, respectively, at the end of the first quarter of Fiscal 2021.
Inventory at the end of the first quarter of Fiscal 2022 was $803 million, up 4% compared to the prior year period.
Full Year Fiscal 2022 and Second Quarter Outlook
The Company continues to note the ongoing uncertainty and evolving situation surrounding COVID-19 impacting the timing and path of recovery in each market, including the potential for further outbreaks or resurgences of the pandemic across various markets as well as potential global supply chain disruptions. The full year Fiscal 2022 and second quarter guidance excludes restructuring-related and other charges, as described in the "Non-U.S. GAAP Financial Measures" section of this press release.

For Fiscal 2022, the Company now expects constant currency revenues to increase approximately 25% to 30% to last year on a 53-week reported basis. Foreign currency is expected to positively impact revenue growth by approximately 30 basis points. The 53rd week is expected to represent approximately 140 basis points of this year’s revenue growth.

The Company now expects operating margin for Fiscal 2022 of about 12.0% to 12.5%. This compares to operating margin of 4.8% in the prior year period and 10.3% in Fiscal 2020. Operating margin expansion is expected to be primarily driven by operating expense leverage. Gross margin is now expected to increase 50 to 70 basis points to last year, up from the Company’s previous outlook of a 40 to 60 basis point decline, with stronger average unit retail growth and favorable product mix more than offsetting increased freight headwinds.

For second quarter Fiscal 2022, revenues are expected to increase approximately 20% to 22% in constant currency to last year. Foreign currency is expected to positively impact revenue growth by approximately 50 basis points.

Operating margin for the second quarter is expected in the range of 13.0% to 14.0% driven primarily by operating expense leverage. Gross margin is expected to be flat to up 20 basis points to last year, with average unit retail growth and favorable product mix partly offset by challenging compares over COVID-19-related mix benefits due to store closures from the prior year.

The full year Fiscal 2022 tax rate is now expected to be approximately 24%, assuming a continuation of current tax laws. Second quarter Fiscal 2022 tax rate is expected to be approximately 24% to 25%.
Conference Call
As previously announced, the Company will host a conference call and live online webcast today, Tuesday, August 3, 2021, at 9:00 A.M. Eastern. Listeners may access a live broadcast of the conference call on the Company's investor relations website at http://investor.ralphlauren.com or by dialing 517-623-4963 or 800-857-5209. To access the conference call, listeners should dial in by 8:45 a.m. Eastern and request to be connected to the Ralph Lauren First Quarter 2022 conference call.
An online archive of the broadcast will be available by accessing the Company's investor relations website at http://investor.ralphlauren.com. A telephone replay of the call will be available from 12:00 P.M. Eastern, Tuesday, August 3, 2021 through 6:00 P.M. Eastern, Tuesday, August 10, 2021 by dialing 203-369-3505 or 800-945-6271 and entering passcode 3941.
ABOUT RALPH LAUREN
Ralph Lauren Corporation (NYSE:RL) is a global leader in the design, marketing and distribution of premium lifestyle products in five categories: apparel, footwear & accessories, home, fragrances and hospitality. For more than 50 years, Ralph Lauren's reputation and distinctive image have been developed across a wide range of products, brands, sales channels and international markets. The Company's brand names, which include Ralph Lauren, Ralph Lauren Collection, Ralph Lauren Purple Label, Polo Ralph Lauren, Double RL, Lauren Ralph Lauren, Polo Ralph Lauren Children, and Chaps, among others, constitute one of the world's most widely recognized families of consumer brands. For more information, go to http://investor.ralphlauren.com.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This press release, and oral statements made from time to time by representatives of the Company, may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding, among other things, our current expectations about the Company's future results and financial condition, revenues, store openings and closings, employee reductions, margins, expenses, earnings, and citizenship and sustainability goals and are indicated by words or phrases such as "anticipate," "outlook," "estimate," "expect," "project," "believe," "envision," "goal," "target," "can," "will," and similar words or phrases. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from the future results, performance or achievements expressed in or implied by such forward-looking statements. Forward-looking statements are based largely on the Company's expectations and judgments and are subject to certain risks and uncertainties, many of which are unforeseeable and beyond our control. The factors that could cause actual results to materially differ include, among others: the loss of key personnel, including Mr. Ralph Lauren, or other changes in our executive and senior management team or to our operating structure, including those resulting from the recent reduction to our global workforce in connection with our long-term growth strategy, and our ability to effectively transfer knowledge and maintain adequate controls and procedures during periods of transition; the impact to our business resulting from the COVID-19 pandemic, including periods of reduced operating hours and capacity limits and/or temporary closure of our stores, distribution centers, and corporate facilities, as well as those of our wholesale customers, licensing partners, suppliers, and vendors, and potential changes to consumer behavior, spending levels, and/or shopping preferences, such as willingness to congregate in shopping centers or other populated locations; our ability to achieve anticipated operating enhancements and cost reductions from our restructuring plans, as well as the impact to our business resulting from restructuring-related charges, which may be dilutive to our earnings in the short term; the impact to our business resulting from potential costs and obligations related to the early or temporary closure of our stores or termination of our long-term, non-cancellable leases; our ability to maintain adequate levels of liquidity to provide for our cash needs, including our debt obligations, tax obligations, capital expenditures, and potential payment of dividends and repurchases of our Class A common stock, as well as the ability of our customers, suppliers, vendors, and lenders to access sources of liquidity to provide for their own cash needs; the impact to our business resulting from changes in consumers' ability, willingness, or preferences to purchase discretionary items and luxury retail products, which tends to decline during recessionary periods, and our ability to accurately forecast consumer demand, the failure of which could result in either a build-up or shortage of inventory; the impact of economic, political, and other conditions on us, our customers, suppliers, vendors, and lenders, including business disruptions related to pandemic diseases such as COVID-19, civil and political unrest such as the recent protests in the U.S., diplomatic tensions between the U.S. and China, and inflation; the potential impact to our business resulting from the financial difficulties of certain of our large wholesale customers, which may result in consolidations, liquidations, restructurings, and other ownership changes in the retail industry, as well as other changes in the competitive marketplace, including the introduction of new products or pricing changes by our competitors; our ability to successfully implement our long-term growth strategy; our ability to continue to expand and grow our business internationally and the impact of related changes in our customer, channel, and geographic sales mix as a result, as well as our ability to accelerate growth in certain product categories; our ability to open new retail stores and concession shops, as well as enhance and expand our digital footprint and capabilities, all in an effort to expand our direct-to-consumer presence; our ability to respond to constantly changing fashion and retail trends and consumer demands in a timely manner, develop products that resonate with our existing customers and attract new customers, and execute marketing and advertising programs that appeal to consumers; our ability to effectively manage inventory levels and the increasing pressure on our margins in a highly promotional retail environment; our ability to continue to maintain our brand image and reputation and protect our trademarks; our ability to competitively price our products and create an acceptable value proposition for consumers; our ability to access capital markets and maintain compliance with covenants associated with our existing debt instruments; a variety of legal, regulatory, tax, political, and economic risks, including risks related to the importation and exportation of products which our operations are currently subject to, or may become subject to as a result of potential changes in legislation, and other risks associated with our international operations, such as compliance with the Foreign Corrupt Practices Act or violations of other anti-bribery and corruption laws prohibiting improper payments, and the burdens of complying with a variety of foreign laws and regulations, including tax laws, trade and labor restrictions, and related laws that may reduce the flexibility of our business; the potential impact to our business resulting from the imposition of additional duties, tariffs, taxes, and other charges or barriers to trade, including those resulting from trade developments between the U.S. and China, as well as the trade agreement reached in December 2020 between the United Kingdom and the European Union, and any related impact to global stock markets, as well as our ability to implement mitigating sourcing strategies; the potential impact to our business resulting from supply chain disruptions, including those caused by capacity constraints, closed factories and/or labor shortages (stemming from pandemic diseases, labor disputes, strikes, or otherwise), scarcity of raw materials, and port congestion, which could result in inventory shortages and lost sales; the potential impact to our business resulting from increases in the costs of raw materials, transportation, and labor, including wages, healthcare, and other benefit-related costs; our ability and the ability of our third-

party service providers to secure our respective facilities and systems from, among other things, cybersecurity breaches, acts of vandalism, computer viruses, ransomware, or similar Internet or email events; our efforts to successfully enhance, upgrade, and/or transition our global information technology systems and digital commerce platforms; the potential impact to our business if any of our distribution centers were to become inoperable or inaccessible; the potential impact on our operations and on our suppliers and customers resulting from man-made or natural disasters, including pandemic diseases such as COVID-19, severe weather, geological events, and other catastrophic events; changes in our tax obligations and effective tax rate due to a variety of factors, including potential changes in U.S. or foreign tax laws and regulations, accounting rules, or the mix and level of earnings by jurisdiction in future periods that are not currently known or anticipated; our exposure to currency exchange rate fluctuations from both a transactional and translational perspective; the impact to our business of events of unrest and instability that are currently taking place in certain parts of the world, as well as from any terrorist action, retaliation, and the threat of further action or retaliation; the potential impact to the trading prices of our securities if our Class A common stock share repurchase activity and/or cash dividend payments differ from investors' expectations; our ability to maintain our credit profile and ratings within the financial community; our intention to introduce new products or brands, or enter into or renew alliances; changes in the business of, and our relationships with, major wholesale customers and licensing partners; our ability to achieve our goals regarding environmental, social, and governance practices, including those related to our human capital; our ability to make strategic acquisitions and successfully integrate the acquired businesses into our existing operations; and other risk factors identified in the Company’s Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RALPH LAUREN CORPORATION
CONSOLIDATED BALANCE SHEETS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Unaudited)

	June 26, 2021	March 27, 2021	June 27, 2020
	(millions)
ASSETS
Current assets:
Cash and cash equivalents	$2,596.4	$2,579.0	$2,451.3
Short-term investments	368.0	197.5	259.3
Accounts receivable, net of allowances	367.2	451.5	108.7
Inventories	803.0	759.0	773.2
Income tax receivable	57.8	54.4	63.9
Prepaid expenses and other current assets	185.8	166.6	200.6
Total current assets	4,378.2	4,208.0	3,857.0
Property and equipment, net	974.6	1,014.0	945.8
Operating lease right-of-use assets	1,181.3	1,239.5	1,464.1
Deferred tax assets	290.2	283.9	309.5
Goodwill	937.8	934.6	921.9
Intangible assets, net	116.6	121.1	136.1
Other non-current assets	83.2	86.4	106.0
Total assets	$7,961.9	$7,887.5	$7,740.4

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$498.7	$—	$299.9
Accounts payable	370.3	355.9	144.2
Current income tax payable	60.9	50.6	70.9
Current operating lease liabilities	284.1	302.9	314.7
Accrued expenses and other current liabilities	899.3	875.4	657.2
Total current liabilities	2,113.3	1,584.8	1,486.9
Long-term debt	1,135.0	1,632.9	1,630.1
Long-term operating lease liabilities	1,231.1	1,294.5	1,517.7
Non-current income tax payable	118.7	118.7	132.7
Non-current liability for unrecognized tax benefits	97.4	91.4	91.7
Other non-current liabilities	548.7	560.8	325.8
Total liabilities	5,244.2	5,283.1	5,184.9
Equity:
Common stock	1.3	1.3	1.3
Additional paid-in-capital	2,685.5	2,667.1	2,609.5
Retained earnings	5,987.1	5,872.9	5,866.3
Treasury stock, Class A, at cost	(5,844.9)	(5,816.1)	(5,812.3)
Accumulated other comprehensive loss	(111.3)	(120.8)	(109.3)
Total equity	2,717.7	2,604.4	2,555.5
Total liabilities and equity	$7,961.9	$7,887.5	$7,740.4

Net Cash & Investments(a)	$1,330.7	$1,143.6	$780.6
Cash & Investments(a)	2,964.4	2,776.5	2,710.6

(a) The Company's investments were all classified as short-term for all periods presented.

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Unaudited)

	Three Months Ended
	June 26, 2021	June 27, 2020
	(millions, except per share data)
North America	$662.1	$165.1
Europe	354.9	120.7
Asia	288.2	171.9
Other non-reportable segments	71.1	29.8
Net revenues	1,376.3	487.5
Cost of goods sold	(408.2)	(138.8)
Gross profit	968.1	348.7
Selling, general, and administrative expenses	(728.2)	(507.6)
Impairment of assets	(18.6)	(2.1)
Restructuring and other charges	(0.7)	(7.0)
Total other operating expenses, net	(747.5)	(516.7)
Operating income (loss)	220.6	(168.0)
Interest expense	(13.3)	(9.6)
Interest income	1.8	2.9
Other income, net	0.9	2.1
Income (loss) before income taxes	210.0	(172.6)
Income tax benefit (provision)	(45.3)	44.9
Net income (loss)	$164.7	$(127.7)
Net income (loss) per common share:
Basic	$2.23	$(1.75)
Diluted	$2.18	$(1.75)
Weighted average common shares outstanding:
Basic	73.8	73.1
Diluted	75.4	73.1
Dividends declared per share	$0.6875	$—

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Unaudited)

	Three Months Ended
	June 26, 2021	June 27, 2020
	(millions)
Cash flows from operating activities:
Net income (loss)	$164.7	$(127.7)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization expense	57.2	63.7
Deferred income tax expense (benefit)	3.8	(66.9)
Non-cash stock-based compensation expense	18.4	15.1
Non-cash impairment of assets	18.6	2.1
Bad debt expense reversals	(1.0)	(16.5)
Other non-cash charges	1.1	—
Changes in operating assets and liabilities:
Accounts receivable	81.6	186.3
Inventories	(67.7)	(29.0)
Prepaid expenses and other current assets	(20.3)	(37.4)
Accounts payable and accrued liabilities	6.1	(119.2)
Income tax receivables and payables	4.7	35.2
Deferred income	(0.8)	0.3
Other balance sheet changes	(18.8)	23.7
Net cash provided by (used in) operating activities	247.6	(70.3)
Cash flows from investing activities:
Capital expenditures	(28.2)	(21.3)
Purchases of investments	(368.3)	(63.6)
Proceeds from sales and maturities of investments	197.7	301.9
Other investing activities	(0.6)	3.7
Net cash provided by (used in) investing activities	(199.4)	220.7
Cash flows from financing activities:
Repayments of credit facility borrowings	—	(475.0)
Proceeds from the issuance of long-term debt	—	1,241.9
Payments of finance lease obligations	(5.5)	(1.6)
Payments of dividends	—	(49.8)
Repurchases of common stock, including shares surrendered for tax withholdings	(28.8)	(33.9)
Other financing activities	—	(8.5)
Net cash provided by (used in) financing activities	(34.3)	673.1
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	3.3	7.6
Net increase in cash, cash equivalents, and restricted cash	17.2	831.1
Cash, cash equivalents, and restricted cash at beginning of period	2,588.0	1,629.8
Cash, cash equivalents, and restricted cash at end of period	$2,605.2	$2,460.9

RALPH LAUREN CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended
	June 26, 2021	June 27, 2020
	(millions)
Net revenues:
North America	$662.1	$165.1
Europe	354.9	120.7
Asia	288.2	171.9
Other non-reportable segments	71.1	29.8
Total net revenues	$1,376.3	$487.5

Operating income (loss):
North America	$186.3	$(24.8)
Europe	94.5	(16.9)
Asia	60.4	10.1
Other non-reportable segments	35.4	0.9
	376.6	(30.7)
Unallocated corporate expenses	(155.3)	(130.3)
Unallocated restructuring and other charges	(0.7)	(7.0)
Total operating income (loss)	$220.6	$(168.0)

RALPH LAUREN CORPORATION
CONSTANT CURRENCY FINANCIAL MEASURES
(Unaudited)

Comparable Store Sales Data

	Three Months Ended
	June 26, 2021
	% Change
	Constant Currency
North America:
Digital commerce	51%
Excluding digital commerce	278%
Total North America	176%

Europe:
Digital commerce	23%
Excluding digital commerce	154%
Total Europe	98%

Asia:
Digital commerce	42%
Excluding digital commerce	43%
Total Asia	43%

Total Ralph Lauren Corporation	108%

Operating Segment Net Revenues Data

	Three Months Ended		% Change
	June 26, 2021	June 27, 2020	As Reported	Constant Currency
	(millions)
North America	$662.1	$165.1	300.9%	300.1%
Europe	354.9	120.7	194.1%	179.0%
Asia	288.2	171.9	67.7%	60.6%
Other non-reportable segments	71.1	29.8	138.4%	138.2%
Net revenues	$1,376.3	$487.5	182.3%	175.8%

RALPH LAUREN CORPORATION
NET REVENUES BY SALES CHANNEL
(Unaudited)

	Three Months Ended
	June 26, 2021					June 27, 2020
	North America	Europe	Asia	Other	Total	North America	Europe	Asia	Other	Total
	(millions)
Sales Channel:
Retail	$412.2	$170.8	$272.8	$26.8	$882.6	$142.6	$79.2	$166.5	$6.5	$394.8
Wholesale	249.9	184.1	15.4	5.0	454.4	22.5	41.5	5.4	0.5	69.9
Licensing	—	—	—	39.3	39.3	—	—	—	22.8	22.8
Net revenues	$662.1	$354.9	$288.2	$71.1	$1,376.3	$165.1	$120.7	$171.9	$29.8	$487.5

RALPH LAUREN CORPORATION
GLOBAL RETAIL STORE NETWORK
(Unaudited)

	June 26, 2021	June 27, 2020
North America
Ralph Lauren Stores	39	41
Polo Factory Stores	194	189
Total Directly Operated Stores	233	230
Concessions	1	2

Europe
Ralph Lauren Stores	34	31
Polo Factory Stores	60	64
Total Directly Operated Stores	94	95
Concessions	29	29

Asia
Ralph Lauren Stores	82	68
Polo Factory Stores	73	68
Total Directly Operated Stores	155	136
Concessions	617	619

Other
Club Monaco Stores	—	72
Club Monaco Concessions	—	4

Global Directly Operated Stores and Concessions
Ralph Lauren Stores	155	140
Polo Factory Stores	327	321
Club Monaco Stores	—	72
Total Directly Operated Stores	482	533
Concessions	647	654

Global Licensed Stores
Total Licensed Stores	141	273

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended
	June 26, 2021
	As Reported	Total Adjustments(a)(b)	As Adjusted
	(millions, except per share data)
Net revenues	$1,376.3	$—	$1,376.3
Gross profit	968.1	(8.0)	960.1
Gross profit margin	70.3%		69.8%
Total other operating expenses, net	(747.5)	18.4	(729.1)
Operating expense margin	54.3%		53.0%
Operating income	220.6	10.4	231.0
Operating margin	16.0%		16.8%
Income before income taxes	210.0	10.4	220.4
Income tax provision	(45.3)	(2.7)	(48.0)
Effective tax rate	21.6%		21.8%
Net income	$164.7	$7.7	$172.4
Net income per diluted common share	$2.18		$2.29
Weighted average common shares outstanding - Diluted	75.4		75.4
SEGMENT INFORMATION - OPERATING INCOME:
North America	$186.3	$(8.0)	$178.3
Operating margin	28.1%		26.9%
Europe	94.5	(0.9)	93.6
Operating margin	26.6%		26.4%
Asia	60.4	1.1	61.5
Operating margin	20.9%		21.3%
Other non-reportable segments	35.4	—	35.4
Operating margin	49.8%		49.8%
Unallocated corporate expenses and restructuring & other charges	(156.0)	18.2	(137.8)
Total operating income	$220.6	$10.4	$231.0

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES (Continued)
(Unaudited)

	Three Months Ended
	June 27, 2020
	As Reported	Total Adjustments(a)(c)	As Adjusted
	(millions, except per share data)
Net revenues	$487.5	$—	$487.5
Gross profit	348.7	1.3	350.0
Gross profit margin	71.5%		71.8%
Total other operating expenses, net	(516.7)	(7.4)	(524.1)
Operating expense margin	106.0%		107.5%
Operating loss	(168.0)	(6.1)	(174.1)
Operating margin	(34.5%)		(35.7%)
Loss before income taxes	(172.6)	(6.1)	(178.7)
Income tax benefit	44.9	0.6	45.5
Effective tax rate	26.0%		25.5%
Net loss	$(127.7)	$(5.5)	$(133.2)
Net loss per diluted common share	$(1.75)		$(1.82)
Weighted average common shares outstanding - Diluted	73.1		73.1
SEGMENT INFORMATION - OPERATING INCOME (LOSS):
North America	$(24.8)	$(15.3)	$(40.1)
Operating margin	(15.0%)		(24.3%)
Europe	(16.9)	(1.0)	(17.9)
Operating margin	(14.0%)		(14.8%)
Asia	10.1	2.6	12.7
Operating margin	5.9%		7.4%
Other non-reportable segments	0.9	0.6	1.5
Operating margin	3.0%		5.0%
Unallocated corporate expenses and restructuring & other charges	(137.3)	7.0	(130.3)
Total operating loss	$(168.0)	$(6.1)	$(174.1)

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES (Continued)
(Unaudited)

	Three Months Ended
	June 29, 2019
	As Reported	Total Adjustments(a)(d)	As Adjusted
	(millions, except per share data)
Net revenues	$1,428.8	$—	$1,428.8
Gross profit	920.8	0.6	921.4
Gross profit margin	64.4%		64.5%
Total other operating expenses, net	(777.5)	30.8	(746.7)
Operating expense margin	54.4%		52.3%
Operating income	143.3	31.4	174.7
Operating margin	10.0%		12.2%
Income before income taxes	146.6	31.4	178.0
Income tax provision	(29.5)	(7.0)	(36.5)
Effective tax rate	20.1%		20.5%
Net income	$117.1	$24.4	$141.5
Net income per diluted common share	$1.47		$1.77
Weighted average common shares outstanding - Diluted	79.9		79.9
SEGMENT INFORMATION - OPERATING INCOME:
North America	$150.1	$—	$150.1
Operating margin	20.9%		20.9%
Europe	79.4	0.1	79.5
Operating margin	22.0%		22.0%
Asia	48.1	0.5	48.6
Operating margin	18.6%		18.8%
Other non-reportable segments	32.9	—	32.9
Operating margin	36.5%		36.5%
Unallocated corporate expenses and restructuring & other charges	(167.2)	30.8	(136.4)
Total operating income	$143.3	$31.4	$174.7

RALPH LAUREN CORPORATION
FOOTNOTES TO RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES

(a)Adjustments for inventory-related charges (benefits) are recorded within cost of goods sold in the consolidated statements of operations. Adjustments for COVID-19-related bad debt expense (benefit) is recorded within selling, general, and administrative ("SG&A") expenses in the consolidated statements of operations. Adjustments for impairment-related charges are recorded within impairment of assets in the consolidated statements of operations. Adjustments for all other charges are recorded within restructuring and other charges in the consolidated statements of operations.

(b)Adjustments for the three months ended June 26, 2021 include (i) net charges of $18.5 million recorded in connection with the Company's restructuring activities, primarily consisting of restructuring charges, impairment of assets, and accelerated stock-based compensation expense; (ii) benefit of $8.0 million related to COVID-19-related inventory adjustments; (iii) benefit of $0.9 million related to COVID-19-related bad debt reserve adjustments; and (iv) other charges of $0.8 million primarily related to rent and occupancy costs associated with certain previously exited real estate locations for which the related lease agreements have not yet expired.

(c)Adjustments for the three months ended June 27, 2020 include (i) benefit of $16.5 million related to COVID-19-related bad debt reserve adjustments; (ii) other charges of $4.4 million primarily related to rent and occupancy costs associated with certain previously exited real estate locations for which the related lease agreements have not yet expired; and (iii) charges of $6.0 million recorded in connection with the Company's restructuring activities, primarily consisting of restructuring charges, impairment of assets, and inventory-related charges.

(d)Adjustments for the three months ended June 29, 2019 include (i) other charges of $22.6 million primarily related to the charitable donation of the net cash proceeds received from the sale of the Company's corporate jet, and rent and occupancy costs associated with previously exited real estate locations for which the related lease agreements have not yet expired; and (ii) charges of $8.8 million recorded in connection with the Company's restructuring plans, consisting of restructuring charges, impairment of assets, inventory-related charges.

NON-U.S. GAAP FINANCIAL MEASURES
Because Ralph Lauren Corporation is a global company, the comparability of its operating results reported in U.S. Dollars is affected by foreign currency exchange rate fluctuations because the underlying currencies in which it transacts change in value over time compared to the U.S. Dollar. Such fluctuations can have a significant effect on the Company's reported results. As such, in addition to financial measures prepared in accordance with accounting principles generally accepted in the U.S. ("U.S. GAAP"), the Company's discussions often contain references to constant currency measures, which are calculated by translating current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency. The Company presents constant currency financial information, which is a non-U.S. GAAP financial measure, as a supplement to its reported operating results. The Company uses constant currency information to provide a framework for assessing how its businesses performed excluding the effects of foreign currency exchange rate fluctuations. Management believes this information is useful to investors for facilitating comparisons of operating results and better identifying trends in the Company's businesses. The constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, the Company's operating performance measures calculated in accordance with U.S. GAAP.

This earnings release also includes certain other non-U.S. GAAP financial measures relating to the impact of charges and other items as described herein. The Company uses non-U.S. GAAP financial measures, among other things, to evaluate its operating performance and to better represent the manner in which it conducts and views its business. The Company believes that excluding items that are not comparable from period to period helps investors and others compare operating performance between two periods. While the Company considers non-U.S. GAAP measures useful in analyzing its results, they are not intended to replace, nor act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with U.S. GAAP, and may be different from non-U.S. GAAP measures reported by other companies.
Adjustments made during the fiscal periods presented include charges recorded in connection with the Company's restructuring activities, as well as certain other charges (benefits) associated with other non-recurring events, as described in the footnotes to the non-U.S. GAAP financial measures above. The income tax benefit (provision) has been adjusted for the tax-related effects of these charges, which were calculated using the respective statutory tax rates for each applicable jurisdiction. Included in this earnings release are reconciliations between the non-U.S. GAAP financial measures and the most directly comparable U.S. GAAP measures before and after these adjustments.
Additionally, the Company's full year Fiscal 2022 and second quarter guidance excludes certain anticipated restructuring-related and other charges. The Company is not able to provide a full reconciliation of these non-U.S. GAAP financial measures to U.S. GAAP because certain material items that impact these measures, such as the timing and exact amount of charges related to its restructuring plans, have not yet occurred or are out of the Company's control. Accordingly, a reconciliation of the Company's non-U.S. GAAP based financial measure guidance to the most directly comparable U.S. GAAP measures is not available without unreasonable effort. However, the Company has identified the estimated impact of certain items excluded from its financial outlook. Specifically, the Company's financial outlook excludes estimated pretax charges of approximately $45 million to $95 million related to its Fiscal 2021 Strategic Realignment Plan that have not yet been incurred.
SOURCE: Ralph Lauren Corporation

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ir@ralphlauren.com
Or
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